Exhibit (a)(1)(D)

Letter to Brokers and Dealers with respect to the

Offer to Purchase

All Outstanding Shares of Common Stock of

Conceptus, Inc.

at $31.00 Per Share, Net in Cash by

Evelyn Acquisition Company,

a wholly-owned subsidiary of

Bayer HealthCare LLC,

a wholly-owned indirect subsidiary of

Bayer Aktiengesellschaft

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 5, 2013 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON 4, 2013), UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY PURCHASER.

May 7, 2013

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been engaged by Bayer HealthCare LLC, a Delaware limited liability company (“Parent”) and Evelyn Acquisition Company, a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”), to act as Information Agent in connection with Purchaser’s offer to purchase all outstanding shares of common stock, par value $0.003 (“Shares”), of Conceptus, Inc., a Delaware corporation (“Conceptus”), at a price of $31.00 per Share, payable net to the seller in cash, without interest (the “Offer Price”), subject to any withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 7, 2013 (together with any amendments or supplements thereto, the “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

THE CONCEPTUS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CONCEPTUS STOCKHOLDERS TENDER ALL OF THEIR SHARES INTO THE OFFER.

The Offer is not subject to any financing condition. The Offer is, however, subject to the satisfaction of the Minimum Condition (as defined in the Offer to Purchase) and the other conditions described in the Offer to Purchase. See Section 13 of the Offer to Purchase.

Enclosed herewith are the following documents:

1. Offer to Purchase, dated May 7, 2013;

2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the consideration of your clients, together with “Guidelines for Certification of Taxpayer Identification Number on Form W-9” providing information relating to backup federal income tax withholding;

3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A. (the “Depositary”) by the expiration time of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration time of the Offer;

4. A letter to Conceptus stockholders from the President and Chief Executive Officer, accompanied by Conceptus’ Solicitation/Recommendation Statement on Schedule 14D-9;

5. A printed letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

6. Return envelope addressed to the Depositary for your use only.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 5, 2013 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON JUNE 4, 2013), UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY PURCHASER.

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of April 28, 2013 (together with any amendments or supplements thereto, the “Merger Agreement”), by and among Parent, Purchaser and Conceptus, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Conceptus, with Conceptus continuing as the surviving corporation (the “Merger”).

After careful consideration, the Conceptus board of directors (the “Conceptus Board”) has unanimously: (1) determined that each of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of Conceptus and its stockholders; (2) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, on the terms and subject to the conditions set forth therein, in accordance with the requirements of the General Corporation Law of the State of Delaware, as amended (the “DGCL”); and (3) recommended that the holders of Shares accept the Offer, tender their Shares into the Offer and, if required by the DGCL, adopt the Merger Agreement.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will be deemed to have accepted for payment, and will pay for, all Shares validly tendered in the Offer, and not properly withdrawn, prior to the expiration time of the Offer if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance of the tender of such Shares for payment pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates representing Shares or Book-Entry Confirmation with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than its financial advisors, the Information Agent and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to instruction 6 of the Letter of Transmittal.

If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration time of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

Questions and requests for assistance or for additional copies of the enclosed materials may be directed to us at the address and telephone number set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at Purchaser’s expense.

Very truly yours,

Georgeson, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF PARENT, PURCHASER OR CONCEPTUS, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

The Information Agent for the Offer is:

480 Washington Boulevard, 26th Floor

Jersey City, NJ 07310

Banks and Brokers Call: (800) 223-2064

Call Toll Free: (866) 297-1410

3